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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Aspen Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASPEN TECHNOLOGY, INC.
Ten Canal Park
Cambridge, Massachusetts 02141

[Aspen Leaf Logo]

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

        We invite you to attend our 2002 Annual Meeting of Stockholders, which is being held as follows:

Date:	Tuesday, December 10, 2002
Time:	3 P.M., Eastern standard time
Location:	Hale and Dorr LLP Twenty-Sixth Floor 60 State Street Boston, Massachusetts 02109

        At the Meeting, we will ask you and our other stockholders:

    1.
    to elect two directors to three-year terms; and

    2.
    to consider and act upon any other business properly presented at the Meeting.

        You may vote on these matters in person, by telephone or by proxy. Unless you are voting by telephone, we ask that you complete and return the enclosed proxy card promptly—whether you plan to attend the Meeting or not—in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the Meeting in accordance with your wishes. If you attend the Meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on October 21, 2002 may vote at the Meeting.

                      By order of the board of directors,

                      Stephen J. Doyle
                       Secretary

Cambridge, Massachusetts
October 29, 2002

PROXY STATEMENT

FOR THE
ASPEN TECHNOLOGY, INC.
2002 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING

This Proxy Statement

        We have sent you this Proxy Statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2002 Annual Meeting of Stockholders or any adjournment or postponement of the Meeting. The Meeting will be held at 3 P.M., Eastern standard time, on Tuesday, December 10, 2002, at the offices of Hale and Dorr LLP, Twenty-Sixth Floor, 60 State Street, Boston, Massachusetts.

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  THIS PROXY STATEMENT summarizes information about the proposal to be considered at the Meeting and other information you may find useful in determining how to vote.

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  THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

        Our directors, officers and employees may solicit proxies in person or by mail, telephone, facsimile or electronic mail. We will pay the cost of soliciting these proxies. We expect that the expense of any solicitation will be nominal. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to beneficial owners of those shares. We have not retained the services of any proxy solicitation firm to assist us in this solicitation. In the event we subsequently decide to engage a proxy solicitation firm, we will pay all of the fees and reasonable out-of-pocket expenses incurred by that firm in connection with our solicitation of proxies for the Meeting. We expect that those fees would not exceed $15,000.

        We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about October 29, 2002. In this mailing, we are including a copy of our 2002 Annual Report to Stockholders. Our Annual Report on Form 10-K for the fiscal year ended June 30, 2002 may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

How to Vote

        At the Meeting, you are entitled to one vote for each share of common stock, approximately 50 votes for each share of Series B-I convertible preferred stock and approximately 57 votes for each share of Series B-II convertible preferred stock registered in your name at the close of business on October 21, 2002. The proxy card states the number of shares you are entitled to vote at the Meeting.

        You may vote your shares at the Meeting in person or by proxy:

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  TO VOTE IN PERSON, you must attend the Meeting, and then complete and submit the ballot provided at the Meeting.

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  TO VOTE BY TELEPHONE, you must call the toll-free telephone number specified on your proxy card.

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  TO VOTE BY PROXY, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the Meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the Meeting in the manner you specify in the proxy card. If you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares for the election of the nominated directors. If any other business properly comes before the Meeting, the designated persons will have the discretion to vote your shares as they deem appropriate. If you vote by telephone, you should not return your proxy card.

Revocability of Proxy

        Even if you vote by telephone or if you complete and return a proxy, you may revoke it at any time before it is exercised by taking one of the following actions:

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  send written notice to Stephen J. Doyle, our Secretary, at our address set forth in the Notice appearing before this Proxy Statement;

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  vote by telephone after the date of your earlier telephonic vote or proxy;

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  send us another signed proxy with a later date; or

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  attend the Meeting, notify the Secretary that you are present, and then vote in person.

Quorum Required to Transact Business

        At the close of business on October 21, 2002, 38,345,189 shares of common stock, 40,000 shares of Series B-I convertible preferred stock and 20,000 shares of Series B-II convertible preferred stock were outstanding. Our by-laws require that shares representing a majority of the votes entitled to be cast by the holders of our common stock and preferred stock outstanding on that date, voting together as a class, be present in person or by proxy at the Meeting in order to constitute the quorum to transact business. We will count abstentions and broker non-votes in determining whether a quorum exists.

DISCUSSION OF PROPOSAL

Proposal: Election of Class I Directors

        The only proposal on the agenda for the Meeting is the election of two persons to serve as Class I directors for three-year terms beginning at the Meeting and ending at our 2005 Annual Meeting of Stockholders.

        Under our by-laws, the board of directors has the authority to fix the number of directors. The number of directors currently is fixed at seven. Our by-laws provide that the board is to be divided into three classes with each class of directors serving for staggered three-year terms.

        The board has nominated the two current Class I directors for re-election. Brief biographies of the nominees, as of October 21, 2002, follow. You will find information about their stock holdings on pages 19 and 20.

Lawrence B. Evans	Dr. Evans, our principal founder, has served as one of our directors since 1981 and has served as our Chairman of the Board since 1984. He also served as our Chief Executive Officer from 1984 through September 2002, our President from inception until 1984 and from January 2001 through September 2002, and our Treasurer from 1984 to 1995. Dr. Evans holds a B.S. in Chemical Engineering from the University of Oklahoma and an M.S.E. and Ph.D. in Chemical Engineering from the University of Michigan. Dr. Evans is 68 years old.
Joan C. McArdle
Ms. McArdle has served as one of our directors since 1994. She currently serves as a member of the Audit Committee and the Nominating Committee. Since 1985 she has been a Vice President of Massachusetts Capital Resource Company, an investment company. Ms. McArdle holds an A.B. in English from Smith College. Ms. McArdle is 51 years old.

        The two nominees receiving the greatest number of votes cast will be elected as directors. We will not count abstentions or broker non-votes when we tabulate votes cast for the election of directors.

        If for any reason either of Dr. Evans or Ms. McArdle becomes unavailable for election, the persons designated in the proxy card may vote the proxy for the election of a substitute. Dr. Evans and Ms. McArdle have consented to serve as directors if elected, and we have no reason to believe that either of them will become unavailable for election.

        The board of directors recommends that you vote FOR the election of each of Dr. Evans and Ms. McArdle.

Other Matters

        Neither we nor the board of directors intends to propose any matters at the Meeting other than the election of two Class I directors.

Stockholder Proposals for 2003 Annual Meeting

        A stockholder who intends to present a proposal at the 2003 Annual Meeting of Stockholders for inclusion in our 2003 proxy statement must submit the proposal by June 30, 2003. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and must comply with certain procedures established by the SEC, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to our Secretary at our address set forth on the Notice appearing before this Proxy Statement.

        In addition, in accordance with our by-laws, a stockholder wishing to bring an item of business before the 2003 Annual Meeting of Stockholders must deliver notice of the item of business to us at our offices no later than 60 days and no earlier than 90 days prior to that meeting, even if the item is not to be included in our proxy statement. If a stockholder who wishes to present a proposal fails to notify us by this date, the proxies our management solicits for that meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before that meeting. If a stockholder makes timely notification, the proxies may still exercise discretionary authority under circumstances consistent with the SEC's proxy rules.

Important Notice Regarding Delivery of Stockholder Documents

        The SEC has recently adopted a "householding" rule that we intend to implement for future stockholder communications. This rule permits us to deliver a single proxy or information statement to a household, even though two or more stockholders live under the same roof or a stockholder has shares registered in multiple accounts. This rule will enable us to reduce the expense of printing and mailing associated with proxy statements and reduce the amount of duplicative information you may currently receive. If this rule applies to you and you wish to continue receiving separate proxy materials without participating in the "householding" rule, please check the designated box on the enclosed proxy card. We will assume that we have your implied consent to deliver one set of proxy materials under the new rule if you do not notify us within 60 days that you wish to receive separate materials. This implied consent will continue for as long as you remain a stockholder, unless you notify us in writing otherwise. If you revoke your consent, we will begin sending separate copies within 30 days of the receipt of your revocation.

        Some banks, brokers and other nominee record holders are already "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to or call us at the following address or phone number: Investor Relations, Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts 02141, (617) 949-1000. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

ADDITIONAL INFORMATION ABOUT DIRECTORS

Background Information About Directors Continuing in Office

        Our Class II and Class III directors will continue in office following the Meeting. The terms of our Class III directors will end at our 2003 Annual Meeting of Stockholders, and the terms of our Class II directors will end at our 2004 Annual Meeting of Stockholders. Brief biographies of these directors, as of October 21, 2002, follow. You will find information about their stock holdings on pages 19 and 20.

Gresham T. Brebach, Jr.	Mr. Brebach has served as one of our Class II directors since 1995. Mr. Brebach has been Entrepreneur in Residence for Frontenac Company, a private equity investment firm, since June 2000 and Chairman and Chief Executive Officer of Seurat, Inc., a consulting firm, since February 2002. From February 1998 to February 2000, Mr. Brebach was President and Chief Executive Officer of Nextera Enterprises, L.L.C., a consulting company. From 1995 to February 1998, Mr. Brebach was Executive Vice President — Client Services of Renaissance Solutions, Inc., a supplier of management consulting and client/server systems integration services. Mr. Brebach holds a B.S. in Engineering and an M.B.A. in Business Administration from the University of Illinois. Mr. Brebach is 61 years old.
Douglas R. Brown
Mr. Brown has served as one of our Class III directors since 1986. He currently serves as a member of the Audit Committee, the Compensation Committee and the Nominating Committee. Since January 1996, Mr. Brown has been the President and Chief Executive Officer and a director of Advent International Company, a venture capital investment firm. Mr. Brown holds an S.B. in Chemical Engineering from M.I.T. and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Brown has served as a member of the board of directors of Ionics, Incorporated, a separations technology company, since May 1997. Mr. Brown is 48 years old.
Stephen L. Brown
Mr. Brown has served as one of our Class III directors since July 2000. He currently serves as a member of the Audit Committee, the Compensation Committee and the Nominating Committee. Mr. Brown has been the Chairman of the Board of John Hancock Financial Services, Inc. since August 1999 and also served as the Chief Executive Officer of John Hancock Financial Services from August 1999 to June 2000. Since 1992, he has been the Chairman of the Board of John Hancock Life Insurance Company and also served as the Chief Executive Officer of John Hancock Life Insurance Company from 1992 to June 2000. Mr. Brown serves as a member of the board of directors of Independence Investment Associates, Inc., Independence International Associates, Inc., Independence Fixed Income Associates, Inc., Ionics, Incorporated, John Hancock Financial Services, John Hancock Insurance Agency, Inc., John Hancock Asset Management Company, The Berkeley Financial Group, Inc., John Hancock Funds, Inc., John Hancock Signature Services, Inc., John Hancock Advisers, Inc., and John Hancock Subsidiaries, Inc., and as a member of the executive committee of Massachusetts Capital Resource Company, an investment company. Mr. Brown is 65 years old.

Stephen M. Jennings
Mr. Jennings has served as one of our Class III directors since July 2000. He currently serves as a member of the Compensation Committee and the Nominating Committee. Mr. Jennings has been a Director of Monitor Company, a strategy consulting firm, since 1996. He serves as a member of the board of directors of LTX Corporation, a semiconductor test equipment manufacturer. Mr. Jennings is 41 years old.
David L. McQuillin
Mr. McQuillin has served as one of our Class II directors since October 1, 2002, when he was elected to succeed Joseph F. Boston. Mr. McQuillin has served as our President and Chief Executive Officer since October 1, 2002. He served as our Executive Vice President, Worldwide Sales and Marketing from June 1997 through September 2002 and as one of our Co-Chief Operating Officers from January 2001 through September 2002. Mr. McQuillin holds a B.S. in Applied Science from Miami University. Mr. McQuillin is 45 years old.

Board and Committee Meetings

        The board of directors held 12 meetings during fiscal year 2002, including four regular meetings and eight special meetings. The board currently has an Audit Committee, a Compensation Committee and a Nominating Committee. All directors attended at least 75% of (a) the total number of meetings of the board of directors and (b) the total number of meetings of each committee of the board on which he or she served, in each case during the period that he or she served.

        The Audit Committee met 10 times during fiscal year 2002. The Audit Committee:

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  reviews the scope and results of the annual audit of our consolidated financial statements conducted by our independent accountants;

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  reviews the scope of other services provided by our independent accountants;

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  reviews proposed changes in our financial and accounting standards and principles and in our policies and procedures for our internal accounting, auditing and financial controls; and

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  makes recommendations to the board of directors on the engagement of the independent accountants.

The Audit Committee currently consists of Douglas R. Brown, Stephen L. Brown and Joan C. McArdle. Gresham T. Brebach, Jr. served as a member of the Audit Committee during fiscal year 2002, but resigned at the end of the fiscal year.

        The Compensation Committee did not meet formally during fiscal year 2002. It acted by unanimous written consent on two occasions during fiscal year 2002. The Compensation Committee administers our compensation programs, including our 1995 Directors Stock Option Plan, 1996 Special Stock Option Plan, 1998 Employees' Stock Purchase Plan, and 2001 Stock Option Plan. The Compensation Committee also performs other duties that the board of directors periodically assigns to it. The Compensation Committee currently consists of Douglas R. Brown, Stephen L. Brown, Stephen M. Jennings and Joan C. McArdle. Gresham T. Brebach, Jr. served as a member of the Compensation Committee during fiscal year 2002, but resigned at the end of the fiscal year.

        In September 2002, we formed a Nominating Committee consisting of Douglas R. Brown, Stephen L. Brown, Stephen M. Jennings and Joan C. McArdle. The Nominating Committee is authorized to consider changes in the number of directors and to identify and screen potential candidates for nomination and election to the board of directors.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Douglas R. Brown, Stephen L. Brown and Stephen L. Jennings, none of whom has ever been an employee of our company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the board of directors or Compensation Committee.

Director Compensation

        We pay our directors who are not our full-time employees an annual fee of $25,000 for their services as members of the board of directors. In addition, at the election of any director, his or her annual fee may be converted to a right to purchase shares of our common stock at the then-current market price.

        Additionally, our 1995 Directors Stock Option Plan provides that each non-employee director will be granted an option to purchase 24,000 shares of common stock at fair market value upon his or her initial election as a director. One-twelfth of the options granted upon initial election vests at the end of each calendar quarter, but only if the optionee continues to be a director on the vesting date. Subsequent options to purchase 8,000 shares of common stock at fair market value following each annual meeting are to be granted to each non-employee director who continues to serve as a director. These options become exercisable in four quarterly installments, beginning with the third anniversary of the grant date, but only if the optionee continues to be a director on the vesting date.

Report of Audit Committee

        The following is the report of the Audit Committee of the board of directors. This report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Securities Exchange Act, except to the extent we specifically incorporate this report by reference therein.

        The charter of our Audit Committee, which was approved by the board of directors on August 18, 1999, reflects standards set forth in SEC regulations and Nasdaq Stock Market rules. The charter is set forth as Exhibit II to our proxy statement for our 2001 Annual Meeting of Stockholders and may be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

        Management is responsible for our internal controls and the financial reporting process. Our independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting principles and for issuing a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee's primary responsibilities fall into three broad categories:

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  first, the Audit Committee is charged with overseeing the preparation of quarterly and annual financial reports by our management, including discussions with management and our outside auditors about draft annual financial statements and key accounting and reporting matters;

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  second, the Audit Committee is responsible for matters concerning the relationship among the Audit Committee, our board of directors, the outside, independent auditors and management, including recommending the appointment or removal of the outside auditors, reviewing the scope of their audit services and related fees, as well as any other services being provided to us; and determining whether the outside auditors are independent (based in part on the annual letter provided to us pursuant to Independence Standards Board No. 1); and

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  third, the Audit Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interest.

        The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee's charter. To carry out its responsibilities, the Audit Committee met during the months of August and December 2001 and January, February, March, April, May and June 2002. The Audit Committee also met in September 2002 to accept the report of our outside auditors for the fiscal year ended June 30, 2002.

        In overseeing the preparation of our financial statements, the Audit Committee met with both management and our outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee's review included discussions with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication With Audit Committees. SAS 61 requires our independent auditors to discuss with the Audit Committee, among other things, the following:

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  methods to account for significant and/or unusual transactions;

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  the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance over consensus;

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  the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

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  disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

        With respect to our outside auditors, the Audit Committee, among other things, discussed with Deloitte & Touche LLP matters relating to Deloitte & Touche's independence from us, including the disclosures made by Deloitte & Touche to the Audit Committee as required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit Committee also considered whether the independent auditors' provision of certain other non-audit related services to us is compatible with maintaining such auditors' independence.

        On the basis of these reviews and discussions, the Audit Committee recommended to our board of directors that the board approve the inclusion of our audited financial statements in our annual report on Form 10-K for the fiscal year ended June 30, 2002 for filing with the SEC.

                      AUDIT COMMITTEE

                      Douglas R. Brown
                      Stephen L. Brown
                      Joan C. McArdle

Availability and Fees of Auditors

        On June 17, 2002, we dismissed Arthur Andersen LLP as our independent public accountants and engaged Deloitte & Touche LLP to serve as our independent public accountants for our fiscal year ending June 30, 2002. The decision to change accountants was recommended by our Audit Committee and approved by the board of directors. The reports of Arthur Andersen on our consolidated financial statements for each of our last two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were those reports qualified or modified as to uncertainty, audit scope or accounting principles.

        During our fiscal years ended June 30, 2002 and 2001 and through the date we dismissed Arthur Andersen, (a) there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Arthur Andersen, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years and (b) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        During our fiscal years ended June 30, 2001 and 2000 and through the date we dismissed Arthur Andersen, we did not consult with Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        We expect that representatives of Deloitte & Touche will attend the Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

        For the fiscal year ended June 30, 2002, we paid or accrued fees for services provided by Arthur Andersen and Deloitte & Touche as follows:

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  Audit Fees.  Deloitte & Touche billed aggregate fees of $455,000 for professional services rendered for the audit of the our annual financial statements for the fiscal year ended June 30, 2002 and for the reviews of the fiscal 2002 quarterly information included in our annual report on Form 10-K for that fiscal year. Arthur Andersen billed aggregate fees of $53,000 for professional services rendered for the reviews of our fiscal 2002 quarterly information.

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  Financial Information System Design and Implementation Fees.  Deloitte & Touche did not bill any fees for professional services rendered for information technology services related to financial information systems design and implementation for the fiscal year ended June 30, 2002. Arthur Andersen did not bill any fees for professional services rendered for information technology services related to financial information systems design and implementation for the fiscal year ended June 30, 2002.

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  Other Fees.  Deloitte & Touche billed aggregate fees of $149,000 for services rendered other than the services described above under Audit Fees and Financial Information System Design and Implementation Fees, for the fiscal year ended June 30, 2002. These services consisted of tax consultation and benefit plan consultation. Arthur Andersen billed aggregate fees of $875,000 for professional services rendered related to the provision of services other than those described above. These services consisted primarily of tax preparation, tax consultation, business combination and other business consulting services.

INFORMATION ABOUT EXECUTIVE OFFICERS

Background Information About Executive Officers

        Brief biographies of our executive officers follow. The ages of the executive officers are given as of October 21, 2002. You will find information about their stock holdings on pages 19 and 20.

Lawrence B. Evans Chairman of the Board	Dr. Evans, our principal founder, has served as one of our directors since 1981 and has served as our Chairman of the Board since 1984. He also served as our Chief Executive Officer from 1984 through September 2002, our President from inception until 1984 and from January 2001 through September 2002, and our Treasurer from 1984 to 1995. Dr. Evans holds a B.S. in Chemical Engineering from the University of Oklahoma and an M.S.E. and Ph.D. in Chemical Engineering from the University of Michigan. Dr. Evans is 68 years old.
David L. McQuillin President and Chief Executive Officer
Mr. McQuillin has served as our President and Chief Executive Officer and one of our directors since October 1, 2002. He served as our Executive Vice President, Worldwide Sales and Marketing from June 1997 through September 2002 and as one of our Co-Chief Operating Officers from January 2001 through September 2002. Mr. McQuillin holds a B.S. in Applied Science from Miami University. Mr. McQuillin is 45 years old.
Mary A. Palermo Executive Vice President and Chief Operating Officer
Ms. Palermo has served as an Executive Vice President since September 1998 and as our Chief Operating Officer (or one of our Co-Chief Operating Officers) since January 2001. She served as our Executive Vice President, Finance and Chief Financial Officer from 1995 to August 1998. Ms. Palermo holds a B.S. in Accounting from Boston College. Ms. Palermo is 45 years old.
Stephen J. Doyle Chief Strategy Officer, General Counsel and Secretary
Mr. Doyle has served as our Chief Strategy Officer, General Counsel and Secretary since July 2002. Mr. Doyle served as our Senior Vice President, Internet Business Group from August 2000 to July 2002, as our Senior Vice President and General Counsel from September 1998 to August 2000 and as our Vice President, General Counsel and Chief Legal Officer from 1996 to September 1998. He also served as our Secretary from October 1997 until February 2001. Mr. Doyle holds an A.B. from Georgetown University and J.D. and M.B.A. degrees from the University of Denver. Mr. Doyle is 49 years old.
Manolis Kotzabasakis Senior Vice President, Engineering
Dr. Kotzabasakis has served as our Senior Vice President, Engineering Business Unit since September 2002. Dr. Kotzabasakis served as Vice President of our Aspen Engineering Suite of Products—R&D from September 1998 to August 2002 and as Director of our Advanced Process Design Group from March 1997 to September 1998. Dr. Kotzabasakis holds an MSc and Ph.D. in Chemical Engineering from the University of Manchester Institute of Science and Technology in the in the United Kingdom and a BSc in Chemical Engineering from the National Technical University of Athens, Greece. Mr. Kotzabasakis is 43 years old.

Steven Pringle Senior Vice President, Manufacturing/Supply Chain
Mr. Pringle has served as our Senior Vice President, Manufacturing/Supply Chain, since July 2002. Prior to that, Mr. Pringle served as our Senior Vice President, Enterprise Solutions Software Development, from February 2001 to June 2002, as our Vice President of Consulting Services from July 1997 to January 2001 and as Sales Manager from 1996 to July 1997. He holds M.S. and B.S. degrees from Louisiana Tech University. Mr. Pringle is 48 years old.
Wayne Sim Senior Vice President, Worldwide Sales
Mr. Sim has served as our Senior Vice President, Sales since July 2002. In 1981, Mr. Sim co-founded Hyprotech Ltd., a software company that we acquired in May 2002. Mr. Sim served as the Chief Executive Officer of Hyprotech from June 2000 to May 2002 and as Chief Operating Officer of Hyprotech from July 1998 to June 2000. Mr. Sim holds a B.S. in Chemical Engineering from the University of Calgary. Mr. Sim is 44 years old.
Lisa W. Zappala Senior Vice President and Chief Financial Officer
Ms. Zappala has served as our Senior Vice President and Chief Financial Officer since September 1998. Ms. Zappala served as our Treasurer from 1995 to August 1998. Ms. Zappala holds a B.S. in Accounting from Boston College and is a C.P.A. Ms. Zappala is 42 years old.

Executive Officer Compensation

        The table on the following page summarizes certain information with respect to the annual and long-term compensation that we paid for the past three fiscal years to the following persons (the "Named Officers"):

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  Lawrence B. Evans, our Chief Executive Officer in fiscal year 2002; and

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  David L. McQuillin, Mary A. Palermo, Stephen J. Doyle and Lisa W. Zappala, our four most highly compensated executive officers (other than Dr. Evans) who continued to serve as executive officers at June 30, 2002.

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position					Securities Underlying Options(#)
	Year	Salary($)	Bonus($)
Lawrence B. Evans Chairman of the Board and former President and Chief Executive Officer	2002 2001 2000	$325,000 325,000 316,250	$	— — 243,750	22,500 22,000 45,000
David L. McQuillin President and Chief Executive Officer	2002 2001 2000	285,000 395,285 740,880		— — —	22,500 22,500 40,000
Mary A. Palermo Executive Vice President and Co-Chief Operating Officer	2002 2001 2000	285,000 285,000 268,750		— — 135,000	22,500 22,500 42,500
Stephen J. Doyle Senior Vice President, Internet Business Group	2002 2001 2000	250,000 250,000 237,750		— — —	15,000 10,000 30,000
Lisa W. Zappala Senior Vice President and Chief Financial Officer	2002 2001 2000	225,000 225,000 210,250		— — 75,000	20,000 20,000 30,000

        Mr. Evans resigned as our President and Chief Executive Officer effective October 1, 2002.

        Mr. McQuillin's salary includes $500,880 of sales commissions in fiscal year 2000, $155,285 in sales commissions in fiscal year 2001 and no sales commissions in fiscal year 2002. Mr. McQuillin was our Executive Vice President, Worldwide Sales and Marketing and a Co-Chief Operating Officer during fiscal year 2002 and became our President and Chief Executive Officer on October 1, 2002. As a result, Ms. Palermo became our sole Chief Operating Officer as of October 1, 2002.

        Since July 2002, Mr. Doyle has served as our Chief Strategy Officer, General Counsel and Secretary.

        Each of the options granted to the Named Officers has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with us. Each option is exercisable during the holder's lifetime only by the holder; it is exercisable by the holder only while the holder is our employee or advisor and for a certain limited period of time thereafter in the event of termination of employment. The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date. One-sixteenth of each of the options vests at the end of each calendar quarter. The exercisability of the options is accelerated upon a change in control of our company.

        The following table sets forth information regarding the options we granted to the Named Officers during the fiscal year ended June 30, 2002.

Option Grants in Fiscal Year 2002

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(#)
		Percent of Total Options Granted to Employees in Fiscal Year (%)
Name			Exercise Price ($/sh)	Expiration Date
					5%($)	10%($)
Lawrence B. Evans	22,500	0.56%	$13.14	10/29/11	$169,704	$444,345
David L. McQuillin	22,500	0.56	13.14	10/29/11	169,704	444,345
Mary A. Palermo	22,500	0.56	13.14	10/29/11	169,704	444,345
Stephen J. Doyle	15,000	0.37	13.14	10/29/11	112,716	296,230
Lisa W. Zappala	20,000	0.49	13.14	10/29/11	150,288	394,973

        The amounts shown represent hypothetical gains that could be achieved for the respective options if exercised at the end of their option terms. These gains are based on assumed rates of stock appreciation of five percent and ten percent, compounded annually from the date the respective options were granted to the date of their expiration. The gains shown are net of the option price, but do not include deductions for taxes or other expenses that may be associated with the exercise. Actual gains, if any, on stock option exercises will depend on future performance of the common stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.

        The following table sets forth information as to options exercised during the fiscal year ended June 30, 2002, and unexercised options held at the end of such fiscal year, by the Named Officers.

Aggregated Option Exercises in Fiscal Year 2002
and Fiscal 2002 Year-End Option Values

			Number of Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options at Fiscal Year-End($)
	Shares Acquired on Exercise(#)
Name		Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Lawrence B. Evans	—	—	288,166	61,970	—	—
David L. McQuillin	—	—	178,593	66,407	—	—
Mary A. Palermo	25,000	$277,205	268,287	58,439	—	—
Stephen J. Doyle	—	—	87,937	36,563	—	—
Lisa W. Zappala	—	—	93,228	48,125	—	—

        The values in the value realized column are based on the closing sale prices of common stock on the respective dates of exercise, as reported by the Nasdaq National Market, less the respective option exercise price.

        The closing sale price for the common stock as reported by the Nasdaq National Market on June 28, 2002, the last business day of fiscal year 2002, was $8.34. Value of unexercised in-the-money options is calculated on the basis of the amount, if any, by which an option exercise price exceeds the closing sale price of the common stock at June 28, 2002, multiplied by the number of shares of common stock underlying the option.

Employment Agreements

        On September 30, 2002, we entered into a severance agreement with David L. McQuillin, pursuant to which Mr. McQuillin is entitled to receive his base salary for a period of 18 months upon termination of his employment with us for any reason other than death, disability, resignation or removal for cause.

        On May 9, 2002, we entered into an employment agreement with Wayne Sim, pursuant to which Mr. Sim will serve as our Senior Vice President, Worldwide Sales for a period of two years. Mr. Sim's base salary for the initial term of the agreement is Cd$330,000 per year, subject to periodic salary reviews. In addition, Mr. Sim is eligible to receive a performance bonus of up to 50% of his base salary upon meeting certain performance criteria established by our Chief Executive Officer.

        On April 1, 2002, we entered into an employment agreement with Mary A. Palermo, under which Ms. Palermo agreed to serve as our Executive Vice President and Co-Chief Operating Officer until at least September 30, 2002 and, thereafter, to serve for 15 months as our advisor focusing on business development issues. During this 15-month period, Ms. Palermo will continue to receive her base salary as in effect at the end of fiscal year 2002 and her stock options will continue to vest. Ms. Palermo is continuing to serve as an Executive Vice President and Chief Operating Officer as of the date of initial mailing of this proxy statement.

Change in Control Agreements

        On August 12, 1997, we entered into change in control agreements with Stephen J. Doyle, Lawrence B. Evans, David L. McQuillin and Mary A. Palermo. We subsequently entered into change in control agreements with Lisa W. Zappala on November 3, 1999, and Wayne Sim on May 9, 2002.

        With the exception of the agreement with Wayne Sim which shall expire on June 30, 2003, each agreement is for an initial term which expired on June 30, 2002 and is automatically renewed thereafter on a yearly basis unless our board of directors ends the self-renewing feature at least 60 days before the next renewal. In the event of both a change in control and termination of employment (excluding termination for cause but including constructive termination), each of these executive officers will be entitled to a severance payment equal to three times salary plus bonus plus cost of benefits. A "change in control" is generally defined as any one person or group of persons purchasing 25% of the outstanding stock. Each agreement provides that the payment will be increased in the event that it would subject the executive to excise tax as a parachute payment under Section 280G of the Internal Revenue Code. The increase would be equal to an amount necessary for the executive to receive after payment of such tax cash in an amount equal to the amount the executive would have received in the absence of such tax. However, the increased payment will not be made if the total severance payment, if so increased, would not exceed 110% of the highest amount (the "reduced amount") that could be paid without causing an imposition of the excise tax. In that event, in lieu of an increased payment, the total severance payment will be reduced to such reduced amount.

        We may enter into similar change in control agreements in the future with other officers of our company.

Report of Compensation Committee

        The following is the report of the Compensation Committee of the board of directors. The report describes the compensation policies and rationales that the Compensation Committee used to determine the compensation paid to our executive officers.

        Purpose of the Compensation Committee.    The Compensation Committee is responsible for determining compensation levels for the executive officers for each fiscal year based upon a consistent set of policies and procedures.

        Elements of the Compensation Program.    Each executive officer's compensation package has three elements:

  •
  base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group;

  •
  bonus compensation, payable in cash and based on achievement of financial performance goals established by the Compensation Committee; and

  •
  stock options, designed to assure long-term alignment with the interests of stockholders.

        Based on the information reviewed by the Compensation Committee, including a study previously commissioned from Westward Pay Strategies, Inc., the Compensation Committee determined that total executive compensation packages were authorized at levels deemed by the Compensation Committee to be appropriate to continue alignment with stockholder interests and to serve as a means to retain the services of the executive officers.

        Section 162(m) Limitations.    The cash compensation to be paid to our executive officers for the fiscal year ended June 30, 2002 is not expected to exceed the $1,000,000 limit per officer imposed on the tax deductibility of such compensation by Section 162(m) of the Internal Revenue Code. Because our 2001 Stock Option Plan limit the maximum number of shares of common stock for which any one participant may be granted stock options, any compensation deemed paid to an executive officer when he or she exercises an outstanding option under this plan will qualify as performance-based compensation and will not count toward (or beyond) the $1,000,000 limitation.

                      COMPENSATION COMMITTEE

                      Douglas R. Brown
                      Stephen L. Brown
                      Stephen M. Jennings

INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

        The following table sets forth certain information as of October 21, 2002, with respect to the beneficial ownership of the common stock, Series B-I convertible preferred stock and Series B-II convertible preferred stock by:

  •
  each person or group that we know owns of record or beneficially more than 5% of the outstanding shares of the common stock;

  •
  each of the Named Officers;

  •
  each of our directors, including the nominees for re-election; and

  •
  all of our executive officers and directors as a group.

        A total of 38,345,189 shares of common stock, 40,000 shares of Series B-I convertible preferred stock and 20,000 shares of Series B-II convertible preferred stock were outstanding as of October 21, 2002.

        Unless otherwise noted, each person identified possesses sole voting and investment power with respect to shares subject to community property laws where applicable. Shares under "Common Stock—Right to Acquire" include shares subject to options or warrants that were vested as of October 21, 2002 or will vest within 60 days of October 21, 2002, as well as shares issuable upon the conversion of Series B-I and Series B-II convertible preferred stock. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire those shares are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group. The percentages under "Common Stock—% of Voting Power" represent the percentages of voting power held by the identified persons, including the voting rights attributable to shares of Series B-I and Series B-II convertible preferred stock, with respect to matters on which holders of common stock generally are entitled to vote, including the election of directors at the Meeting. In calculating the percentage of voting power, the total number of votes entitled to be cast as of October 21, 2002 consists of 41,485,189 votes, plus, for that person, a number of votes equal to the number of shares subject to options that were exercisable on, or within 60 days after, October 21, 2002. The percentage of voting power and the number of shares of common stock shown as beneficially owned by Pine Ridge, Smithfield and Perseverance disregard the limitations on acquiring shares of common stock upon the conversion of Series B-I and Series B-II convertible preferred stock or the exercise of warrants if the conversion or exercise would result in the person beneficially owning more than 4.99% of our outstanding common stock without first providing us with 61 days' notice.

        The address of all of our executive officers and directors is in care of Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts 02141.

	Common Stock					Series B-I Convertible Preferred Stock		Series B-II Convertible Preferred Stock
Name of Stockholder	Outstanding Shares	Right to Acquire	Total Number	% of Class	% of Voting Power	Number of Shares	% of Class	Number of Shares	% of Class
The TWC Group, Inc. 865 South Figueroa Street Los Angeles, California 90017	5,590,852	—	5,590,852	14.58%	13.48%	—	—	—	—
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	4,011,047	—	4,011,047	10.46%	9.67%	—	—	—	—
Massachusetts Financial Services Company 500 Boylston Street Boston, Massachusetts 02116	2,252,912	—	2,252,912	5.88%	5.43%	—	—	—	—
Pine Ridge Financial, Inc. c/o Cavallo Capital Corp. 660 Madison Avenue New York, NY 10022	1,683,000	2,201,954	3,884,954	9.58%	9.27%	19,000	47.5%	10,000	50%
Smithfield Fiduciary LLC c/o Highbridge Capital Management, LLC 9 West 57th Street 27th Floor New York, NY 10019	1,352,387	1,544,180	2,896,567	7.26%	6.93%	15,000	37.5%	6,000	30%
Perseverance LLC c/o Cavallo Capital Corp. 660 Madison Avenue New York, NY 10022	467,000	783,390	1,250,390	3.20%	3.00%	6,000	15%	4,000	20%
Lawrence B. Evans	651,933	300,402	952,333	2.46%	2.28%	—	—	—	—
Mary A. Palermo	16,400	273,007	289,407	*	*	—	—	—	—
David L. McQuillin	10,007	190,156	200,163	*	*	—	—	—	—
Douglas R. Brown	20,000	66,523	86,523	*	*	—	—	—	—
Gresham T. Brebach, Jr	—	66,523	66,523	*	*	—	—	—	—
Joan C. McArdle	—	66,523	66,523	*	*	—	—	—	—
Stephen L. Brown	—	23,523	23,523	*	*	—	—	—	—
Stephen M. Jennings	—	23,523	22,523	*	*	—	—	—	—
Stephen J. Doyle	3,482	190,750	194,232	*	*	—	—	—	—
Lisa W. Zappala	4,069	100,103	104,172	*	*	—	—	—	—
All executive officers and directors as a group (13 persons)	1,254,823	1,168,613	2,423,436	6.13%	5.68%

*
Less than 1.0%.

        The number of shares reflected as beneficially owned by The TCW Business Group, Inc. is based upon information provided in an amended Schedule 13G filed by The TCW Business Group, on behalf of the TCW Business Unit, with the SEC on August 8, 2002.

        The number of shares reflected as beneficially owned by Franklin Resources, Inc. are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc., based upon information provided in a Schedule 13G filed by Franklin Resources, Inc. with the SEC on October 9, 2002.

        The number of shares reflected as beneficially owned by Massachusetts Financial Services Company is based upon information provided in an amended Schedule 13G filed by Massachusetts Financial with the SEC on February 11, 2002.

        Cavallo Capital Corp. may be deemed to have voting control and investment discretion over the securities held by Pine Ridge and Perseverance as the result of agreements it has entered into with those two entities. The number of shares beneficially owned and the percentage reflected in the table disregard the limitations on the right to acquire shares of common stock described in the table above.

        Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC and Messrs. Dubin and Sweica disclaims beneficial ownership of the shares held by Smithfield Fiduciary LLC. The number of shares beneficially owned and the percentage reflected in the table disregard the limitations on the right to acquire shares of common stock described in the table above.

        The shares reflected as beneficially owned by Joan C. McArdle do not include 175,000 shares held by Massachusetts Capital Resource Company, as to which she disclaims beneficial interest. Ms. McArdle is one of our directors and a Vice President of Massachusetts Capital Resource Company.

        The shares reflected as beneficially owned by Stephen L. Brown do not include 942,000 shares held by John Hancock Life Insurance Company or 175,000 shares held by Massachusetts Capital Resource Company, as to which he disclaims beneficial interest. Mr. Brown is one of our directors and Chairman of the Board at John Hancock Mutual Life Insurance Company and a member of the Executive Committee of Massachusetts Capital Resource Company.

Compliance with Reporting Requirements

        Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file changes in ownership on Form 4 or 5 with the SEC. These executive officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these forms and except as described below, we believe that all Section 16(a) reports applicable to our executive officers, directors and ten-percent stockholders with respect to reportable transactions during the fiscal year ended June 30, 2002 were filed on a timely basis.

        David L. McQuillin purchased 7,000 shares of our common stock on December 6, 2001, which he did not report on Form 4. Mr. McQuillin filed an amended Form 5 on September 9, 2002 to report the transaction.

Performance Graph

        The following graph compares the cumulative total return to stockholders of common stock for the period from June 30, 1997 to June 30, 2002, to the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer & Data Processing Index for the same period. This graph assumes the investment of $100.00 on June 30, 1997 in our common stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer & Data Processing Index and assumes any dividends are reinvested. Measurement points are June 30, 1998, 1999, 2000, 2001 and 2002 (our last five fiscal year ends).

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
Among Aspen Technology, Inc.
The Nasdaq Stock Market (U.S.) Index and
The Nasdaq Computer & Data Processing Index

    *
    $100 invested on 6/30/97 in stock or index—
    including reinvestment of dividends.
    Fiscal year ending June 30.

	Aspen Technology, Inc.	Nasdaq Stock Market (U.S.) Index	Nasdaq Computer & Data Processing Index
6/30/97	$100.00	$100.00	$100.00
6/30/98	131.62	131.62	151.14
6/30/99	31.23	189.31	231.11
6/30/00	102.33	279.93	326.46
6/30/01	64.32	151.75	177.13
6/30/02	22.17	103.22	110.11

Aspen Technology, Inc.

Proxy Solicited on behalf of the Board of Directors for
Annual Meeting of Stockholders to be held December 10, 2002

        The undersigned hereby authorizes and appoints David L. McQuillin and Stephen J. Doyle, and each of them, as proxies with full power of substitution in each, to vote all shares of common stock, par value $.10 per share, of Aspen Technology, Inc., held of record as of the close of business on Monday, October 21, 2002, by the undersigned at the Annual Meeting of Stockholders to be held on Tuesday, December 10, 2002, at 3 P.M., local time, at the offices of Hale and Dorr LLP, 60 State Street, Twenty-Sixth Floor, Boston, Massachusetts, and at any adjournments thereof, on all matters that may properly come before said meeting.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE SPECIFIED NOMINEES IN PROPOSAL ONE, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ANY ADJOURNMENTS THEREOF.

(To be signed on reverse side)	☒	Please mark your vote as in this example.

PROPOSAL ONE: ELECT TWO CLASS I DIRECTORS

Nominees:    Lawrence B. Evans        Joan C. McArdle

☐	FOR the nominees listed above	☐	WITHHOLD AUTHORITY for above (except as marked to the contrary below)

To withhold authority to vote for a single nominee, write the name of the nominee on the following line:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

    In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

    Check here if the Securities and Exchange Commission's "householding" rule applies to you and you wish to continue receiving separate proxy materials without participating in the rule. ☐

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES POSTAGE IF NOT MAILED IN THE UNITED STATES.

Signature:	Signature:

(IF HELD JOINTLY)

Dated:                      , 2002

NOTE: This Proxy Card must be signed exactly as the name of the stockholder(s) appears on the label above. Executors, administrators, trustees, etc. should give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

QuickLinks

TABLE OF CONTENTS
INFORMATION ABOUT THE MEETING
DISCUSSION OF PROPOSAL
ADDITIONAL INFORMATION ABOUT DIRECTORS
INFORMATION ABOUT EXECUTIVE OFFICERS
INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE